JOINT FILER INFORMATION
Issuer and Ticker Symbol: Patient Safety Technologies, Inc. [PSTX.OB]
Date of Event Requiring
Statement: March 29, 2011
Relationship: 10% Owner
Designated Filer: KINDERHOOK PARTNERS, LP*
Joint Filers: KINDERHOOK GP, LLC*, General Partner of Kinderhook  Partners, LP
 TUSHAR SHAH*, Managing Member of Kinderhook GP,  LLC
 STEPHEN J. CLEARMAN*, Managing Member of  Kinderhook GP, LLC
Address: One Executive Drive
 Suite 160
 Fort Lee, NJ 07024
GENERAL PARTNER:
KINDERHOOK GP, LLC
By:  /s/ Tushar Shah
 Tushar Shah
 Managing Member
MANAGING MEMBERS:
/s/ Tushar Shah
Tushar Shah
/s/ Stephen J. Clearman
Stephen J. Clearman
*The reporting persons disclaim beneficial ownership of the securities except to the extent of their pecuniary interest therein.